EXHIBIT 10.3
Noodles & Company
520 Zang St., Suite D
Broomfield, Colorado 80021
[________], 2025
Confidential
[__]
[__]
[__]

Re:    Retention Bonus
Dear [__]:
Noodles & Company (the “Company”) is pleased to advise you that you are eligible to receive a retention bonus in the amount of $[_____] (the “Retention Bonus”) in recognition of your contributions to the Company and ongoing efforts towards the Company’s potential completion of a strategic transaction. The Retention Bonus is to be paid in the event of a successful sale of the Company or going private transaction (defined as a “Change in Control” as set forth in Exhibit A to this letter (this “Letter”)) and on the other terms and conditions outlined below.
We ask that you review the Letter and return a signed copy acknowledging and accepting these terms and conditions in order to confirm your eligibility to receive the Retention Bonus. I look forward to our continued efforts together [to strengthen our Company and transform its future].
The Company agrees that in the event a Change in Control (as defined in Exhibit A) occurs on or before December 31, 2026, subject to satisfaction of the conditions and compliance with the terms set forth below:
•Retention Bonus: In the event of a Change of Control, upon the earliest to occur of: (i) 90 days following the date of the closing of the Change in Control (the “Closing Date”), (ii) termination of your employment by the Company without Cause (as defined in Exhibit A) within 90 days following the Closing Date, or (iii) termination of your employment by the Company without Cause within 30 days prior to the Closing Date, you shall be entitled to receive the Retention Bonus, less applicable taxes and withholding.
•Payment Conditions. Your right to receive the Retention Bonus is subject to the satisfaction of the following conditions, and shall be forfeited in its entirety and this Letter shall terminate if any such conditions are not satisfied:
(a)your continued employment with the Company through the 90th day following the Closing Date, unless your employment is terminated by the Company (or its successor) without Cause within 30 days prior to or 90 days after the Closing Date (the “Change in Control Protection Period”);
(b)your continued compliance with the terms and conditions of any agreement(s) between you and the Company through the applicable payment date for your Retention Bonus (including, without limitation, any employment, confidentiality, restrictive covenant, or other agreement);

(c)your reasonable cooperation in connection with negotiating, conducting due diligence with respect to and consummating any proposed Change in Control, including, without limitation, your participation and assistance as reasonably requested by the President and Chief Executive Officer of the Company through the Closing Date;
(d)in the event of your termination without Cause during the Change in Control Protection Period, your execution and delivery to the Company of a general release of claims against the Company, its officers, directors, equity holders and each of their respective affiliates, in form and substance acceptable to the Company that is not subsequently revoked during any applicable revocation period required by law; and
(e)the Closing Date must occur on or before December 31, 2026.
•Payment Date. Provided the Retention Bonus has been earned, and the payment conditions above have been satisfied, the Retention Bonus shall be paid on the 90th day following the Closing Date in accordance with the customary payroll procedures of the Company (or its successor), or as soon thereafter as is administratively practical. Notwithstanding the foregoing, the Retention Bonus shall be paid by no later than March 15th of the year immediately following the year in which the Closing Date occurs.
•Tax Matters. Your right to receive the Retention Bonus is subject to the terms set forth in Exhibit B relating the application of Section 409A, Section 280G and Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), which can result in the imposition of additional tax obligations on you if the payment of the Retention Bonus is not made in accordance with these provisions.
•Miscellaneous. The payment of any Retention Bonus shall not supersede any other rights to severance or other payment upon a termination without Cause or a Change in Control set forth in any agreement(s) between the Company and you. Nothing in this Letter shall confer upon you any right to continued employment with the Company or to interfere in any way with the right of the Company or any of its successors to terminate your employment at any time or for any or no reason. This Letter and the rights and obligations hereunder shall be governed by and construed and interpreted in accordance with the laws of Colorado without giving effect to the principles of conflicts of laws thereof. Your rights and obligations under this Letter may not be assigned without the prior written consent of the Company. This Letter may be executed in counterparts, each of which will be deemed an original, but all of which when taken together will constitute one and the same agreement. Facsimiles or other electronic copies of signatures will be deemed to be originals.

Very truly yours,	ACKNOWLEDGED AND AGREED, this ____ day of _________, 2025
NOODLES & COMPANY
By:	By:____________________________________
Name: Joseph Christina	Name:
Title: President and Chief Executive Officer

Exhibit A

Definitions

For purposes of this Letter, these terms have the following meaning:
“Change in Control” means the occurrence of any of the following events:
(i)during any 12-month period, the members of the Board (the “Incumbent Directors”) cease for any reason other than due to death or disability to constitute at least a majority of the members of the Board, provided that any director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the members of the Board who are at the time Incumbent Directors shall be considered an Incumbent Director, other than any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;
(ii)the acquisition or ownership by any individual, entity or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than the Company or any of its affiliates or subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates or subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (excluding for this purpose any ownership or additional acquisition of the Company’s Class A Common Stock by any person (or any affiliate thereof) that owns more than 10% of the Company’s Class A Common Stock as of the Effective Date);
(iii)the merger, consolidation or other similar transaction of the Company, as a result of which the stockholders of the Company immediately prior to such merger, consolidation or other transaction, do not, immediately thereafter, beneficially own, directly or indirectly, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of the merged, consolidated or other surviving company; or
(iv)the sale, transfer or other disposition of all or substantially all of the assets of the Company to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, affiliates of the Company.
However, a “Change in Control” shall not be deemed to occur if the Company undergoes a bankruptcy, liquidation or reorganization under the United States Bankruptcy Code.
“Cause” shall mean
(i)the recipient breaches his or her employment agreement with the Company (if applicable) or any material Company policy or procedure that, if curable, is not cured by the recipient to the reasonable satisfaction of the Board within 10 days following the Company notifying the recipient of such breach;

(ii)the recipient commits a felony or any other crime involving dishonesty or moral turpitude;
(iii)the recipient engages in fraudulent, dishonest or illegal conduct in the performance of services for or on behalf of Company;
(iv)the recipient fails to follow lawful directions of the Board or the person to whom the recipient reports;
(v)a harassment allegation against the recipient that the Board reasonably determines to be credible;
(vi)any willful misconduct or gross negligence by the recipient with respect to his or her performance of duties for the Company;
(vii)the recipient materially violates any material Company policy (including with respect to discrimination, harassment, data security and retaliation); or
(viii)the recipient reports to or is present at work under the influence of alcohol or engages in the unlawful use or possession of drugs or illegal drugs (whether or not in the workplace).

Exhibit B
Tax Provisions
The following terms are part of this Letter:
(a)Section 409A. It is the Company’s intent that the Retention Bonus shall not be considered “deferred compensation” subject to Section 409A of the Code, because, among other reasons, the Retention Bonus remains subject to a “substantial risk of forfeiture” within the meaning of Section 1.409A-1(d) of the Treasury Regulations until the earlier of (i) the 90th day following the Closing Date or (ii) the date during the Change of Control Protection Period on which the recipient’s employment is terminated by the Company without Cause. Accordingly, the Retention Bonus should qualify as a short-term deferral within the meaning of Section 1.409A-1(b)(4) of the Treasury Regulations. This Letter shall be interpreted in whatever manner may be required to give effect to this provision. To the extent necessary to comply with Code Section 409A, a Change in Control shall be interpreted in accordance with Section 1.409A-3(i)(5) of the Treasury Regulations and the distribution of the Retention Bonus shall comply with Section 1.409A-3(i)(5)(iv)(A) of the Treasury Regulations.
(b)Section 280G.
(i)    Notwithstanding any other provision of this Letter or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the recipient or for the recipient’s benefit pursuant to the terms of this Letter or otherwise (“Covered Payments”) constitute excess parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section (b), be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then, prior to making the Covered Payments, a calculation shall be made comparing (A) the Net Benefit (as defined below) to the recipient of the Covered Payments after payment of the Excise Tax to (B) the Net Benefit to the Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (A) above is less than the amount under (B) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments, net of all federal, state, local, foreign income, employment and excise taxes (including the Excise Tax).
(ii)    Any such reduction shall be made in accordance with Section 409A of the Code and shall be made by the Company in its sole discretion consistent with the requirements of Section 409A of the Code.
(iii)    Any determination required under this Section (b), including whether any Covered Payments or other benefits are Parachute Payments, shall be made by the Company in its sole discretion. The recipient shall provide the Company with such information and documents as the Company may reasonably request in order to make a determination under this Section (b). The Company’s determination shall be final and binding on the recipient.

(iv)    It is possible that, after the determinations and selections made pursuant to this Section (b), the recipient will receive Covered Payments that are in the aggregate more than the amount provided under this Section (b) (“Overpayment”). In the event of an assertion of a deficiency by the Internal Revenue Service (“IRS”) against either the Company or the recipient, which the Company reasonably believes has a high probability of success, that an Overpayment has been made or it is established pursuant to a final determination of a court or an IRS proceeding that has been finally and conclusively resolved that an Overpayment has been made, then the recipient shall pay any such Overpayment to the Company, together with any interest request by the IRS.